Exhibit 10.5(iii)
DIEBOLD, INCORPORATED PENSION RESTORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated January 1, 2008

DIEBOLD, INCORPORATED PENSION RESTORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated January 1, 2008)

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Page
(g) Binding Effect on Employer, Participants, Spouses and Their Successors	22
(h) Participant Information	22
(i) Incapacity	22
(j) Code Section 409A	23
ARTICLE XIV AMENDMENT AND TERMINATION	23
(a) Amendment	23
(b) Termination	23
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DIEBOLD, INCORPORATED PENSION RESTORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated as of January 1, 2008)
ARTICLE I
PLAN
The Diebold, Incorporated Pension Restoration Supplemental Executive Retirement Plan (the “Plan”) was originally adopted effective as of January 1, 2007. The Plan is being amended as of January 1, 2008 to comply with the final regulations under Code Section 409A, as enacted by the American Jobs Creation Act of 2004.
ARTICLE II
PURPOSE OF THE PLAN
This Plan was created for the principal purpose of providing retirement income for a select group of executive and highly compensated management employees, within the meaning of Section 201(2), 301(a)(3) and 401(a)(1) of ERISA, of Diebold, Incorporated and its subsidiary organizations. It is intended to restore benefits which are not payable under the Diebold, Incorporated Retirement Plan for Salaried Employees as a result of the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code. During the period from January 1, 2007 (the original effective date) and until the effective date of this Restatement, the Plan was operated in good faith compliance with IRS Notice 2005-1, proposed regulations under Code §409A and other applicable guidance.
ARTICLE III
DEFINITIONS
(a)	The following definitions shall apply with respect to this Plan:
(1)	“Actuarial Equivalent” shall mean, except where otherwise indicated, a benefit of equivalent value to the benefit it replaces calculated on the basis of the RP-2000 Mortality Table for males (RP-2000 Mortality Table for females spouse’s mortality) and a seven percent (7%) interest rate per annum, compounded annually.

(2)	“Affiliate” shall mean any entity included with the Company in a controlled group of corporations or trades or businesses under common control within the meaning of Code §414(b) or §414(c), an affiliated service group within the meaning of Code §414(n), or any other entity required to be aggregated with the Company under Code §414(o). For all purposes under this Plan, in applying Code §1563(a)(1), (2) and (3) for purposes of determining the Company’s Affiliates under Code §414(b), the language “at least 80%” shall be applied as it appears in those sections, and in applying Treas. Reg. §1.414(c)-2 for purposes of determining trades or business (whether or not incorporated) that are under common control for purposes of Code §414(c), the language “at least 80%” shall be used as it appears in such regulation.
(3)	“Beneficiary” shall mean an eligible surviving Spouse that may receive death benefits under this Plan, as are outlined in Article X.

(4)	“Board” shall mean the Board of Directors of Diebold, Incorporated.

(5)	“Change in Control” shall have the meaning assigned to such term in Article IX.

(6)	“Change in Control Benefit” shall mean the benefit determined in accordance with Article IX.

(7)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(8)	“Committee” shall mean the Compensation Committee of the Board, as such Committee may be constituted from time to time.

(9)	“Company” shall mean Diebold, Incorporated.

(10)	“Company Service” shall mean years of employment (measured in years and completed months) with an Employer.

(11)	“Disability Benefit” shall mean the benefit determined in accordance with Article VIII hereof.

(12)	“Early Retirement Age” shall mean the date that the Participant has both attained age 50 and accrued 70 points.

(13)	“Employer” shall mean (a) the Company or its successors, and (b) any Affiliate which may specifically adopt this Plan with the consent of the company, or its successors.

(14)	“50% Joint and Survivor Annuity” shall mean a reduced monthly Plan benefit which is Actuarially Equivalent to the single life annuity under the Plan and is payable to the Participant for his life, with continuance of monthly payments of 50% of such reduced amount after his death to his surviving Spouse until the first day of the month in which occurs the surviving Spouse’s death.

(15)	“Normal Retirement Date” shall mean the first day of the month coincident with or next following the 65th birthday of the Participant.

(16)	“100% Joint and Survivor Annuity” shall mean a reduced monthly Plan Benefit which is Actuarially Equivalent to the single life annuity under the Plan and is payable to the Participant for his life, with continuance of monthly payments of 100% of such reduced amount after his death or this surviving spouse until the first day of the month in which occurs the surviving Spouse’s death.

(17)	“Participant” shall mean any executive or highly paid management employee of an Employer who is selected to participant in this Plan pursuant to the provisions of Article IV.

(18)	“Plan” shall mean this Diebold, Incorporated Pension Restoration Supplemental Executive Retirement Plan, as in effect from time to time.

(19)	“Plan Benefit” shall mean the Change in Control Benefit, Disability Benefit, Vested Benefit, Retirement Benefit, Pre-Retirement Death Benefit or Post-Retirement Death Benefit for which a Participant or his Spouse may qualify.

(20)	“Points” shall be the numerical total of the Participant’s years of age plus years of Company Service.

(21)	“Post-Retirement Death Benefit” shall mean the benefit determined in accordance with Section (b) of Article X.

(22)	“Pre-Retirement Death Benefit” shall mean the benefit determined in accordance with Section (a) of Article X.

(23)	“Qualified Retirement Plan” shall mean the Diebold, Incorporated Retirement Plan for Salaried Employees, as presently set forth and as it may subsequently be amended, or it successor.

(24)	“Retirement Benefit” shall mean the benefit determined in accordance with Article V or Article VI, as applicable.

(25)	“Separation from Service” shall mean a Participant dies, retires, or otherwise has a Termination of Employment from the Employer. A Separation from Service shall not be considered to have occurred if the Participant’s employment relationship is treated by the Employer as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence if such period of leave does not exceed 6 months or, if longer, so long as the individual’s right to reemployment is provided by statute or by contract. If the period of leave exceeds 6 months and such reemployment rights are not provided, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Whether a Separation from Service has occurred will be determined in accordance with the requirements of Code §409A.
(26)	“Specified Employee” shall mean a key employee as defined in Code Section 416(i) as further interpreted by the Treasury Regulations issued under Code Section 409A.

(27)	“Spouse” shall mean the surviving spouse of a Participant at the time of his death, but only if the Participant and such spouse were married at least one year prior to the earlier of the Participant’s Separation from Service, death, retirement or other termination of employment with the Employer.

(28)	“Terminated for Cause” shall mean Participant’s Termination of Employment by an Employer due to the Participant’s:
(i)	intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Employer;

(ii)	intentional wrongful damage to property of the Employer;

(iii)	intentional wrongful disclosure of secret processes or confidential information of the Employer; or

(iv)	intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty to the Employer and any such at shall have been materially harmful to the Employer.
For purposes of the Plan, no act, or failure to act, on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Participant not in good faith or without reasonable belief that his action or omission was not in or opposed tot eh best interest of the Employer. Notwithstanding the foregoing, a Participant shall not be deemed to have been Terminated for Cause hereunder unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purposes, finding that, in the good faith opinion of the Board, the Participant had committed an act set forth above and specifying the particulars thereof in detail. The Participant shall receive reasonable notice and an opportunity for the Participant, together with his counsel, to be heard before the Board. Nothing herein shall limit the right of the Participant or his Beneficiaries to contest the validity or propriety of any such determination.
(29)	“Termination of Employment” shall mean the severing of employment with the Employer, voluntarily or involuntarily. A Participant is presumed to have incurred a Termination of Employment from the Employer where the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after a certain date or the level of bona fide services the Participant would perform after such date would permanently decrease to 20% or less of the average level of services over the immediately preceding 36-month period (or the full period of such services, if less than 36 months). A Termination of Employment will be determined in accordance with treasury Regulation 1.409A-1(h)(l)(ii).

(30)	“Total Disability” shall mean a physical or mental impairment that causes a Participant to be unable to engage in any substantial gainful activity, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Such determination of disability may be made by the Social Security Administration or may be made pursuant to the Company’s long term disability insurance program.

(31)	“Vested Benefit” shall mean the benefit determined in accordance with Article VII hereof.
(b)	Throughout this Plan, and whenever appropriate, the masculine gender shall be deemed to include the feminine and neuter, the singular shall be deemed to include the plural and vice versa.
ARTICLE IV
ELIGIBILITY, PARTICIPATION AND VESTING
(a)	Eligibility for Participation in the Plan. The Chief Executive Officer of the Company shall nominate executive or highly paid management employees of the Employer whose compensation exceeds the limit set forth under Section 401(a)(17) of the Internal Revenue Code for participation in the Plan. The Committee shall make the final decision as to those executives or highly paid management employees who shall become Participants in the Plan. Newly appointed executive or highly paid management employee shall become Participants in the Plan effective as of the next following January 1.

(b)	Eligibility for Benefits. A Participant shall be entitled to receive a Plan Benefit (or have a Plan Benefit provided for his surviving Spouse) only if he satisfies the conditions of this Article IV and satisfies the qualification requirements of any of the Articles under the Plan to become eligible to receive a benefit thereunder.

(c)	Initial election. Within 30 days of becoming a Participant in the Plan, each Participant shall file an election with the Committee designating what optional form of payment under Article XI shall be paid on account of his Separation from Service.

(d)	Vesting. A Participant shall be vested hereunder upon attaining five years of Company Service or upon meeting the requirements for a Retirement Benefit, Disability Benefit, or Change in Control Benefit hereunder.

(e)	Forfeiture of Plan Benefits. In the absence of a Change in Control or a finding of Total Disability, a Participant’s participation shall cease and no benefits under this Plan shall be payable:
(i)	to a Participant if the Participant:
(A)	voluntarily terminates employment before completing at least five years of Company Service; or

(B)	fails to give an Employer six months written advance notice of his pending voluntary Termination of Employment if he is leaving Diebold prior to age 55 (or three months written advance notice if he is leaving Diebold at age 55 or later); or

(C)	is Terminated for Cause; or
(ii)	to a Participant’s Spouse, if the Participant:
(A)	dies prior to satisfying the requirements for a Spouse’s Pre-Retirement or Post-Retirement Death benefit under Article X; or

(B)	is Terminated for Cause.
ARTICLE V
NORMAL RETIREMENT BENEFIT
(a)	Qualification for Benefit. Subject to the provisions of Article IV, a Participant who attains age 65 while employed by an Employer shall be eligible, at any time after his said attainment of age 65, to retire and receive a Retirement Benefit commencing at the time set forth in Article XI.

(b)	Computation of Amount of Normal Retirement Benefit. A Participant who retires under Section (a) shall be entitled to receive a monthly Retirement Benefit equal to:

(i)	the monthly benefit (expressed as a single life annuity) the Participant would have received under the Qualified Retirement Plan, payable as of the first of the month coincident with or next following the Participant’s Separation from Service if the benefit under the Qualified Retirement Plan was determined without regard to the compensation limit of Section 401(a)(17) of the Code and benefit limit of Section 415 of the Internal Revenue Code ,minus,

(ii)	the monthly benefit (expressed as a single life annuity, but not including any temporary supplements) payable to the Participant under the terms of the Qualified Retirement Plan, payable as of the first of the month coincident with or next following the Participant’s Separation from Service assuming:
(A)	for purposes of determining whether the Participant had a vested benefit under the Qualified Retirement Plan and when the Participant could elect commencement of his benefit under Qualified Retirement Plan (but not for purposes of determining the amount thereof), that the Participant had sufficient service under the Qualified Retirement Plan to have a vested benefit under the Qualified Retirement Plan and a right to commence receiving such benefit on the first of the month coincident with or next following the Participant’s Separation from Service, and

(B)	that the Participant elected commencement of such benefit on such date.
ARTICLE VI
EARLY RETIREMENT BENEFIT
(a)	Qualification for Benefit. Subject to the provisions of Article IV, a Participant who has attained his Early Retirement Age shall be eligible to retire and receive a Retirement Benefit commencing at the time set forth in Article XI.

(b)	Computation of Amount of Early Retirement Benefit. A Participant who has a Termination of Employment after meeting the requirements under Section (a) shall be entitled to receive, a monthly Retirement Benefit equal to:
(i)	the monthly benefit (expressed as a single life annuity) the Participant would have received under the Qualified Retirement Plan, payable as of his Normal Retirement Date, if the benefit under the Qualified Retirement Plan was determined without regard to the compensation limit of Section 401(a)(17) of the Code and benefit limit of Section 415 of the Internal Revenue Code, minus

(ii)	the monthly benefit (expressed as a single life annuity, but not including any temporary supplements) payable to the Participant under the terms of the Qualified Retirement Plan commencing as of his Normal Retirement Date, assuming:
(A)	for purposes of determining whether the Participant had a vested benefit under the Qualified Retirement Plan and when the Participant could elect commencement of his benefit under the Qualified Retirement Plan (but not for purposes of determining the amount thereof) that the Participant had sufficient service under the Qualified Retirement Plan to have a vested benefit under the Qualified Retirement Plan and a right to commence receiving such benefit as of his Normal Retirement Date ; and

(B)	that the Participant elected commencement of such benefit as of such date.
The monthly benefit computed under this Section (b) shall be actuarially reduced, using the assumptions identified in Article III(a)(1), for each full month by which the date of commencement precedes the date that the Participant attains his Normal Retirement Date.
ARTICLE VII
VESTED BENEFIT
(a)	Qualification for Benefit. Subject to the provisions of Article IV, a Participant who has a Termination of Employment before he has attained his Normal Retirement Age or Early Retirement Age and after the Participant has completed five or more years of Company Service shall be eligible to receive a Vested Benefit commencing on the date set forth in Article XI.

(b)	Computation of Amount of Vested Benefit. A Participant who is eligible for a Vested Benefit shall be entitled to receive a monthly Vested Benefit equal to:
(i)	the monthly benefit (expressed as a single life annuity) the Participant would have received under the Qualified Retirement Plan, commencing as of his Normal Retirement Date, if the benefit under the Qualified Retirement Plan was determined without regard to the compensation limit of Section 401(a)(17) of the Code and benefit limit of Section 415 of the Internal Revenue Code minus

(ii)	the monthly benefit (expressed as a single life annuity, but not including any temporary supplements) payable to the Participant under the terms of the Qualified Retirement Plan commencing as of his Normal Retirement Date, assuming:

(A)	for purposes of determining whether the Participant had a vested benefit under the Qualified Retirement Plan and when the Participant could elect commencement of his benefit under the Qualified Retirement Plan (but not for purposes of determining the amount thereof), that the Participant had sufficient service under the Qualified Retirement Plan to have a vested benefit under the Qualified Retirement Plan and a right to commence receiving such benefit, and

(B)	that the Participant elected commencement of such benefit as of such date.
The monthly benefit computed under this Section (b) shall be actuarially reduced, using the assumptions identified in Article III(a)(1), for each full month by which the date of commencement precedes the date that the Participant attains his Normal Retirement Date.
ARTICLE VIII
DISABILITY BENEFIT
(a)	Qualification for Benefit. Subject to the provisions of Article IV, if a Participant incurs a Termination of Employment with the Employer after he has completed 15 years of Company Service but before he reaches his Normal Retirement Date by reason of his Total Disability, such Participant shall be eligible to receive a Disability Benefit commencing at the time set forth in Article XI.

(b)	Computation of Amount of Disability Benefit. A Participant who is eligible for a Disability Benefit shall be entitled to receive a monthly Disability Benefit equal to:
(i)	the monthly benefit (expressed as a life annuity) the Participant would have received under the Qualified Retirement Plan, commencing as of his Normal Retirement Date, if the benefit under the Qualified Retirement Plan was determined without regard to the compensation limit of Section 401(a)(17) of the Code and benefit limit of Section 415 of the Internal Revenue Code minus

(ii)	the monthly benefit (expressed as a single life annuity, but not including any temporary supplements), that would be payable to the Participant under the terms of the Qualified Retirement Plan on account of his Total Disability commencing as of his Normal Retirement Date, if he were determined to be entitled to receive a monthly disability benefit under the Qualified Retirement Plan as a result of his Total Disability.

ARTICLE IX
BENEFIT UPON CHANGE IN CONTROL
(a)	Qualification for Benefit. A Participant who (1) has a Termination of Employment with the Employer within 24 months following a Change in Control and (2) is not at the time of such Termination of Employment eligible for a Retirement Benefit, Vested Benefit or Disability Benefit, shall be eligible for a Change in Control Benefit commencing at the time set forth in Article XI.

(b)	Change in Control shall mean that:
(i)	The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the securities of such corporation or person that are outstanding immediately following the consummation of such transaction is held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such transaction.

(ii)	The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the securities of such corporation or person that are outstanding immediately following the consummation of such sale or transfer is held in the aggregate by the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such sale or transfer.

(iii)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) thereto, each as promulgated pursuant to the Securities and Exchange of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20 percent or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (the “Voting Stock”);

(iv)	The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or
(v)	If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority of the members thereof, unless the election or the nomination for election by the Company’s stockholders, of each member of the Board first elected during such period was approved by a vote of at least two-thirds of the member of the Board then still in office who were members of the Board at the beginning of any such period.
Notwithstanding the foregoing provisions of subsection (iii) or (iv) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Plan, either (1) solely because the Company, a Subsidiary, or any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company, files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficiary ownership or (2) solely because of a change in control of any Subsidiary by which any Participant may be employed. Notwithstanding the foregoing provisions of subsections (i-iv) hereof, if, prior to any event described in subsections (i-iv) hereof that may be instituted by any person who is not an officer or director of the Company, or prior to any disclosed proposal that may be instituted by any person who is not an officer or director of the Company that could lead to any such event, management proposes any structuring of the Company that ultimately leads to an event described in subsections (i-iv) hereof pursuant to such management proposal, than a “Change in Control” shall not be deemed to have occurred for purposes of the Plan.
(c)	Computation of Amount of Change in Control Benefit. A Participant who is eligible for a Change in Control Benefit shall be entitled to receive a monthly Change in Control Benefit equal to:
(i)	the benefit the Participant would have received under the Qualified Retirement Plan, as of his Normal Retirement Date, if the benefit under the Qualified Retirement Plan was determined without regard to the compensation limit of

Section 401(a)(17) of the Code and benefit limit of Section 415 of the Internal Revenue Code minus
(ii)	the monthly benefit (expressed as a single life annuity not including any temporary supplements) payable to the Participant under the terms of the Qualified Retirement Plan commencing as of his Normal Retirement Date, assuming:
(A)	for purposes of determining whether the Participant had a vested benefit under the Qualified Retirement Plan and when the Participant could elect commencement of his benefit under the Qualified Retirement Plan (but not for purposes of determining the amount thereof), that the Participant had sufficient service under the Qualified Retirement Plan to have a vested benefit under the Qualified Retirement Plan and a right to commence receiving such benefit at his Normal Retirement Date, and

(B)	that the Participant elected commencement of such benefit as of such date.
The monthly benefit computed under the preceding sentence shall be actuarially reduced using the assumptions identified in Article III(a)(1) for each full month by which the date of commencement precedes the date the Participant attains his Normal Retirement Date.
ARTICLE X
DEATH BENEFITS
(a)	Pre-Retirement
(i)	Qualification for Benefit. Subject to the provisions of Article IV, if a Participant dies with five (5) years of Company Service but before commencing to receive payment of a benefit under the Plan, the surviving Spouse of such deceased Participant shall be eligible for a Pre-Retirement Death Benefit commencing at the time set forth in Article XI.

(ii)	Computation of Amount of Pre-Retirement Death Benefit. The amount of the Pre-Retirement Death Benefit shall be equal to 50% of the reduced monthly amount which would have been payable to the Participant. The reduced monthly amount which would have been payable to the Participant is: the 50% Joint and Survivor Annuity to which a Participant would have been entitled if he had a Separation from Service on the date of his death; survived to the commencement date set forth in Article XI; and, retired on such date with a 50% Joint and Survivor Annuity.

The monthly benefit specified herein shall be actuarially reduced using the assumptions specified in Article III(a)(1) for each full month by which the date of commencement precedes the Participant’s Normal Retirement Date.
(iii)	Form and Duration of Payment. The Pre-Retirement Death Benefit shall be a monthly benefit payable from the date of commencement set forth in Article XI until the first day of the month that includes the date of death of the surviving Spouse.
(b)	Post-Retirement Death Benefit
(i)	Qualification for Benefit. The surviving Spouse of a deceased Participant who has died while receiving a Plan Benefit (including Disability Benefits) under the Plan and whose optional form of payment elected at retirement provides for a survivor benefit shall be eligible for the Post-Retirement Death Benefit described in paragraph (ii) of this Section.

(ii)	Computation of Amount of Annual Benefit. The Post-Retirement Death Benefit shall be a monthly benefit in an amount equal to either
(A)	100%, or

(B)	50% (as elected by the Participant in accordance with Article XI) of the reduced Plan Benefit the deceased Participant was receiving at the time of his death.
ARTICLE XI
OPTIONAL FORMS AND TIMING OF BENEFITS
(a)	Optional forms of Benefits. A Participant may elect to receive his Plan Benefits in any of the following optional forms of payment:
(ii)	a single life annuity;

(iii)	a 50% Joint and Survivor Annuity (available only if married); or

(iv)	a 100% Joint and Survivor Annuity (available only if married).
Such election shall be made within 30 days after the date the Participant first becomes eligible to participate in the Plan. If the Participant fails to make an election under this Article, the Participant shall be deemed to have elected a single life annuity form of payment.
(b)	Timing of Benefit Payments. Plan Benefits shall commence at the following times for each of the identified Plan Benefits:
(i)	Normal Retirement Benefits under Article V shall commence as of the later of the Participant’s Normal Retirement Date or the first of the month coincident with or next following his actual Separation from Service; provided, however, if such Participant is a Specified Employee, payment shall commence on the first day of the month which follows the expiration of a period of six months from the Participant’s Separation from Service. Benefits payable during such six-month period shall be accumulated and paid at the time of commencement of payments.
(ii)	Early Retirement Benefits under Article VI shall commence on the first day of the month following the later of the Participant’s attaining his Early Retirement Age or his actual Separation from Service; provided, however, if such Participant is a Specified Employee, payment shall commence on the first day of the month which follows the expiration of a period of six months from the Participant’s Separation from Service. Benefits payable during such six-month period shall be accumulated and paid at the time of commencement of payments.

(iii)	Vested Benefits under Article VII shall commence on the first day of the month following the later of the month in which the Participant attains Early Retirement Age or Participant’s actual Separation from Service; provided, however, if such Participant is a Specified Employee, payment shall not commence prior to the first day of the month which follows the expiration of a period of six months from the date of Participant’s Separation from Service. Benefits payable during such six-month period shall be accumulated and paid at the time of commencement of payments.

(iv)	Disability Benefits under Article VIII shall commence on an unreduced actuarial basis, on the first day of the month following the month of Participant’s Separation from Service by reason of Total Disability. Payments shall continue until the earlier of the first day of the month for which the Participant is determined to no longer have a Total Disability or the first day of the month in which the Participant dies (unless a survivor annuity option has been selected, in which case payments shall continue to the Participant’s Surviving Spouse). The Committee may, in its discretion, take such steps as it deems necessary to determine the continued existence of a Participant’s Total Disability and may cease the Disability Benefit payable hereunder if it is established to the Committee’s satisfaction (as determined under the same standards recognized at the time Participant was determined as suffering a Total Disability) that such Total Disability no longer exists or Social Security Disability Benefits are no longer being paid. If a Participant’s Disability Benefit ceases because the

Participant has recovered from the Total Disability, the Participant may be eligible for a benefit under the other provisions of the Plan.
(v)	Change in Control Benefits under Article IX shall commence on the first day of the month following the later of the month in which the Participant attains Early Retirement Age or Participant’s Separation from Service; provided, however, if such Participant is a Specified Employee, payment shall not commence prior to the first day of the month which follows the expiration of a period of six months from the Participant’s Separation from Service. Benefits payable during such six-month period shall be accumulated and paid at the time of commencement of payments.

(vi)	Death Benefits under Article X shall be paid as follows:
(A)	Pre-Retirement Death Benefits shall commence the later of the date the Participant attains Early Retirement Age or his date of death.

(B)	Post-Retirement Death Benefits shall commence as of the first day of the month immediately following the date of the Participant’s death, and shall continue to be paid as of the first day of each month thereafter until the first day of the month that includes the date of the death of the surviving Spouse.
(vii)	Notwithstanding the foregoing, any Plan Benefit payable hereunder will be treated as made as stated herein if the payment is made at such time or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following such date.

(viii)	Transitional Elections. During 2008, Participants were permitted to make new elections regarding the form of payment of their Plan Benefit, subject to the following rules:
(A)	such elections were required to be made no later than December 31, 2008,

(B)	such elections could not change a payment that would otherwise have become payable in 2008 or cause payments to be made in 2008 that would otherwise be paid at a later date, and

(C)	such elections were made pursuant to such administrative rules as the Committee prescribed.

Any Participant who failed to make a new payment election in 2008 was deemed to have elected to have his Plan Benefits paid pursuant to his election(s) on file with the Committee prior to the transitional election described in this Section.
(ix)	Withholding of Taxes. The benefits payable under the Plan shall be subject to the deduction of any federal, state or local income taxes, Federal Insurance Contributions Act (FICA), FUTA or other taxes that are required to be withheld from such payments by applicable laws and regulations.

(x)	Acceleration of Payments. Notwithstanding Article XI, each Participant’s Plan Benefit shall be paid to him upon termination of the Plan to the extent provided in Article XIV.

(xi)	Delay of Payment. Notwithstanding this Article XI, the Company may delay the payment of all or any portion of the Participant’s Plan Benefit as follows:
(A)	The Committee reasonably anticipates that if the Plan Benefits were made as scheduled, the Company’s deduction with respect to such payments would not be permitted under Section 162(m) of the Code; provided such payments are then made during the Participant’s first taxable year in which the Committee reasonably anticipates that the Company’s deduction would not be barred by application of Section 162(m) of the Code.

(B)	The Committee reasonably anticipates that making scheduled payments would violate Federal Securities laws or applicable laws; provided such payments are then made at the earliest date at which the Committee reasonably contemplates that making the scheduled payments will not cause such a violation.
ARTICLE XII
PLAN ADMINISTRATION AND CLAIMS
(a)	Administration by Committee. The Committee shall be charged with the administration of the Plan.

(b)	Powers of the Committee. The Committee shall have all such powers as may be necessary to discharge its duties relative to the administration of the Plan, including, by way of illustration and not limitation, discretionary authority to interpret and construe the Plan, to determine and decide all questions of fact, and all disputes, arising under the Plan including, but not limited to, the eligibility of any employee to participate hereunder, the validity of any Election of Deferral or other election as may be necessary or appropriate hereunder and the right of any employee to benefits payable hereunder. The Committee shall have all power necessary to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan as it, in its sole discretion, may from time to time deem advisable.
(c)	Committee Actions. The Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to willful misconduct or gross negligence. The Committee shall be entitled to conclusively rely upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. Participants who are members of the Committee shall not participate in any action or determination regarding solely their own benefits payable hereunder. All decisions of the Committee shall be by majority of the votes cast and, except as provided in Section (d) of this Article XII, decisions of the Committee made in good faith shall be final, conclusive and binding upon all parties.

(d)	Claims and Review Procedure. The Committee shall be responsible for the claims procedure under the Plan. An application for benefits under the Plan shall be considered a claim for purposes of this Section (d). Until modified by the Committee, the claims and review procedure set forth in this Section shall be the mandatory claims and review procedure for the resolution of disputes and disposition of claims filed under the Plan.
(i)	Initial Claim. An individual may, subject to any applicable deadline, file with the Committee a written claim for benefits under the Plan in a form and manner prescribed by the Committee.
(A)	If the claim is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within 90 days after the receipt of the claim.

(B)	The 90-day period for making the claim determination may be extended for 90 days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial 90-day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
(ii)	Notice of Initial Adverse Determination. A notice of an adverse determination shall be set forth in a manner calculated to be understood by the claimant.
(A)	the specific reasons for the adverse determination;

(B)	references to the specific provisions of the Plan document (or other applicable Plan document) on which the adverse determination is based;

(C)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(D)	a description of the claims review procedure, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
(iii)	Request for Review. Within 60 days after receipt of an initial adverse benefit determination notice, the claimant may file with the Committee a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within 60 days after receipt of the initial adverse determination notice shall be untimely.

(iv)	Claim on Review. If the claim, upon review, is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within 60 days after receipt of such a request for review.
(A)	The 60-day period for deciding the claim on review may be extended for 60 days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial 60-day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(B)	In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have 60 days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of 60 days.

(C)	The Committee’s review of a denied claim shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(v)	Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:
(A)	the specific reasons for the denial;

(B)	references to the specific provisions of the Plan document (or other applicable Plan document) on which the adverse determination is based.

(C)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(D)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures; and

(E)	a statement of the claimant’s right to bring an action under ERISA §502(a).
(e)	Deadline to File Claim. To be considered timely under the Plan’s claim and review procedure, a claim must be filed with the Committee within 1 year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.

(f)	Exhaustion of Administrative Remedies. The exhaustion of the claim and review procedure is mandatory for resolving every claim and dispute arising under the Plan as to such claims and disputes.
(i)	No claimant shall be permitted to commence any legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until the claim and review procedure set forth herein have been exhausted in their entirety; and

(ii)	In any such legal action all explicit and all implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

(g)	Deadline to File Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of:
(i)	30 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or

(ii)	6 months after the claimant has exhausted the claim and review procedure.
(h)	Knowledge of Fact by Participant Imputed to Beneficiary. Knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant.

(i)	Information Furnished by Participants. Neither the Company nor the Committee shall be liable or responsible for any error in the computation of the accrued benefit of a Participant resulting from any misstatement of fact made by the Participant, directly or indirectly, to the Company or the Committee, and used by it in determining the Participant’s accrued benefit. The Company and the Committee shall not be obligated or required to increase the accrued benefit of such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the accrued benefit of any Participant which is overstated by reason of any such misstatement shall be reduced to the amount appropriate in view of accurate facts.

(j)	Overpayments. If a payment or series of payments made from this Plan is found to be greater than the accrued benefit to which a Participant or Beneficiary is entitled due to factual errors, mathematical errors or otherwise, the Committee may, in its discretion and to the extent consistent with Code §409A, and in addition to or in lieu of any other legal remedies it may have, suspend or reduce future benefits to such Participant or Beneficiary as it deems appropriate to correct the overpayment.
ARTICLE XIII
MISCELLANEOUS
(a)	Funding. The obligation of the Employers to pay benefits under the Plan constitutes the unsecured promise of the Employers to make payments from their general assets, and no Participant or Spouse shall have any interest in, or a lien or prior claim upon, any property of the Employers. With respect to the benefits under the Plan, each Participant or Spouse shall have the status of a general unsecured creditor of the Participant’s Employer. The Company may establish a so-called “rabbi trust” to hold funds, stock or other securities to be used in payment of the obligations of the Employers under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain subject to the claims of the general creditors of the Company or any other Employer for which the Participant performs services. It is the intention of the Employers that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee or stockholder of the Company or any other Employer, or upon the Board, the Committee or any member thereof.
(b)	No Guaranty of Benefits. Nothing contained in this Plan shall constitute a guaranty by any Employer, the Committee or the Board that the assets of any Employer will be sufficient to pay any benefit hereunder.

(c)	Assignments and Restrictions. To the extent permitted by law, and except as otherwise provided in this Section (c), no right or interest of a Participant or Spouse under this Plan shall be transferable or assignable (either at law or in equity) nor shall any such right or interest be subject to alienation, anticipation, encumbrance, attachment, garnishment, levy, execution or other legal or equitable process of any kind, voluntary or involuntary, or in any manner be liable for or subject to the debts of any Participant or Spouse. If a Participant shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his benefits hereunder or any part thereof, or if by reason of his bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him, then the Company, in its discretion, may terminate his interest in any such benefit to the extent the Company considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a “termination declaration” with the Committee and making reasonable efforts to deliver a copy to the Participant (the “Terminated Participant”) whose interest is affected thereby. As long as the Terminated Participant is alive, any benefits affected by the termination shall be retained by the Company and, in the Company’s sole and absolute judgment, may be paid to or expended for the benefit of the Terminated Participants, his spouse, his children or any other person or persons in fact dependent upon him in such a manner as the Company shall deem proper. Upon the death of the Terminated Participant, all benefits withheld from him and not paid to others in accordance with the preceding sentence shall be paid to the Terminated Participant’s surviving Spouse or, if none, to the Terminated Participant’s then living descendants, including adopted children, per stripes.

Notwithstanding the foregoing, amounts payable under this Plan may be withheld by the Company as they become due to the extent necessary to cover any debts or other obligations owed to the Company by the Participant, but only if such debts or other obligations are acknowledged as such in writing by the Participant or are confirmed as such by a final, nonappealable order of a court of competent jurisdiction.
(d)	Headings. The various headings used in this Plan are for convenience only and shall not be used in interpreting the test of the Article, Section, paragraph or subparagraph in which they appear.

(e)	Employment. The establishment of this Plan shall not be construed to give any Participant the right to be retained in the service of the Employer.

(f)	Applicable Law. The validity, interpretation, construction and performance of this Plan shall be governed by the internal substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

(g)	Binding Effect on Employer, Participants, Spouses and Their Successors. This Plan shall be binding and inure to the benefit of any Employer or its successors and assigns, and the Participants, Spouses and their heirs, legatees, distributes, executors, administrators or other legal representatives.

(h)	Participant Information. Each participant shall keep the Committee informed of his current address and the current address of his Spouse, if applicable. The Participant shall furnish to the Committee any and all information deemed by the Committee to be necessary or desirable for the proper administration of the Plan.

(i)	Incapacity. In the event that a Participant or Spouse is declared incompetent and a guardian, conservator or other person is appointed and legally charged with the care of the person or the person’s estate, the payments under the Plan to which such Participant or Spouse is entitled shall be paid to such guardian, conservator or other person legally charged with the care of the person or the estate. Except as provided hereinabove, when the Company, in its sole discretion, determines that the Participant or Spouse is unable to manage his or her financial affairs, the Company may make distribution(s) of the amounts payable to such Participant or Spouse to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of such Participant or Spouse who demonstrate to the satisfaction of the Company the propriety of making such distribution(s). Any payment so made shall not exceed such amount as is permitted under Section 409A of the Code and shall be in complete discharge of any liability under this Agreement for such payment. The Company shall not be required to see to the application of any such distribution made under this Section.
(j)	Code Section 409A. To the extent applicable, it is intended that this Plan and the benefits payable hereunder comply with the provisions of Section 409A of the Code. The Plan and the benefits payable hereunder shall be administered in a manner consistent with this intent, and any provision that would cause the Plan or benefit payable hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants).
ARTICLE XIV
AMENDMENT AND TERMINATION
(a)	Amendment. The Plan may be amended from time to time in any respect whatsoever by the Company and by the Committee to the extent consistent with its delegated authority. Any such amendment may be retroactive, prospective or both. No such amendment of the Plan document or termination of the Plan, however, shall reduce a Participant’s accrued benefit earned as of the date of such amendment unless the Participant so affected consents in writing to the amendment or such amendment is deemed necessary by the Company to affect the intended purposes of this Plan and/or to comply with applicable law.

(b)	Termination. The Company reserves the right to discontinue benefit accruals at any time. The Company also reserves the right to cause an acceleration of the time and form of a Plan payment where the acceleration of such payment is made in accordance with one of the following provisions:
(i)	Dissolution or Bankruptcy. At the discretion of the Company within 12 months of a corporate dissolution taxed under Code §331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that Plan benefits are included in the Participants’ gross incomes in the latest of:
(A)	the calendar year in which the Plan termination and liquidation occurs;

(B)	the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C)	the first calendar year in which payment is administratively feasible.

(ii)	Discretionary Termination. At the discretion of the Company, provided that:
(A)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(B)	all other arrangements sponsored by the Company that would be aggregated with this arrangement under Code §409A are also terminated, to the extent any Participant in this Plan also has a benefit under any such other arrangement;

(C)	no payments in liquidation of the Plan, other than payments that would have been made under this Plan had the termination not occurred, are made from the Plan within 12 months of the termination;

(D)	all benefits are fully distributed within 24 months of such termination; and

(E)	the Company does not adopt a new arrangement that would be aggregated under Code §409A with this Plan for 3 years following the date the Company has taken all necessary action to irrevocably terminate and liquidate this Plan

IN WITNESS WHEREOF, this Diebold, Incorporated Pension Restoration Supplemental Executive Retirement Plan has been executed this ___day of December, 2008.

DIEBOLD, INCORPORATED

By:

Its: